Exhibit 99.1
McClean Appointed Chief Executive Officer of CMC;
Rabin to Continue as Chairman
     Irving, TX — July 24, 2006 — In accordance with Commercial Metals Company’s established succession plan, Stanley A. Rabin, Chairman of the Board and CEO of Commercial Metals Company (NYSE: CMC) announced today that the Board of Directors has named Murray R. McClean Chief Executive Officer effective September 1, 2006. In addition, Mr. McClean was elected a Director of the Company effective immediately.
Mr. McClean formerly was President and Chief Operating Officer. He will continue in his capacity as President in addition to his new position as Chief Executive Officer. Mr. Rabin will continue in his role as Chairman of the Board. McClean’s former position of COO will not be filled.
     “This is a well deserved promotion and in line with CMC’s succession plan. Murray has led CMC to record results as President and COO, and our Board is confident of his future success,” Rabin added.
     “Stan Rabin has done an outstanding job of managing CMC’s progress over the past three decades, and the Board appreciates his contributions and looks forward to Stan assisting Murray in this transition,” said Anthony A. Massaro, lead director.
     McClean joined Commercial Metals Company in 1985 as managing director of its marketing and distribution office in Sydney, Australia. In 1993, he was appointed President of the International Division of the Marketing and Distribution segment. Following his appointment as President of CMC’s Marketing and Distribution segment in 1999, McClean relocated to the Company’s headquarters in Dallas, Texas, was named Executive Vice President and Chief Operating Officer in September 2004, and President in January 2006.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2006-20